Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2013 AND PROVIDES FISCAL 2014 GUIDANCE

•	Fiscal 2013 fully diluted earnings per share was $0.91 compared to $0.65 a year earlier

•	Backlog increased by 26.0% in fiscal 2013 to $626.7 million on project awards of over $1.0 billion

•	Revenues increased 27.4% in the fourth quarter and 20.8% in fiscal 2013

•	Fourth quarter revenues were $235.6 million and fully diluted earnings per share was $0.28

TULSA, OK – September 3, 2013 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the fourth quarter and year ended June 30, 2013. In fiscal 2013, the Company achieved record performances in safety, revenue and new project awards.
John Hewitt, President and CEO of Matrix Service Company said, "We achieved record revenue in fiscal 2013 while growing our backlog 26% as a result of the leadership, hard work and values of our employees. Our operating results, backlog growth and strong balance sheet are evidence of our significant progress toward achieving our strategic goals and have positioned us for continued success in fiscal 2014."
Fourth Quarter Fiscal 2013 Results
Revenues for the fourth quarter ended June 30, 2013 were $235.6 million compared to $184.9 million in the same period a year earlier, an increase of $50.7 million, or 27.4%. Net income for the fourth quarter of fiscal 2013 was $7.4 million, or $0.28 per fully diluted share. In the same period a year earlier, the Company earned $1.8 million, or $0.07 per fully diluted share.
Revenues increased in the Industrial, Electrical Infrastructure and Oil Gas & Chemical segments by $24.2 million, $14.3 million, and $11.8 million, respectively. Revenues in the Storage Solutions segment were $96.5 million in the fourth quarter of fiscal 2013 compared to $96.1 million in the same period a year earlier. Consolidated gross profit was $27.0 million in the fourth quarter of fiscal 2013 compared to $18.7 million in the same period a year earlier. Gross margins were 11.5% in the fourth quarter of fiscal 2013 versus 10.1% in the fourth quarter of fiscal 2012. In line with our expectations, selling, general and administrative costs increased by $3.2 million which is primarily related to our planned investments in strategic growth areas and related support functions and higher business volumes.
Fiscal 2013 Results
Fiscal 2013 revenues were $892.6 million compared to $739.0 million in the same period a year earlier, an increase of $153.6 million, or 20.8%. Net income for fiscal 2013 was $24.0 million, or $0.91 per fully diluted share. In the same period a year earlier the Company earned $17.2 million, or $0.65 per fully diluted share.
Revenues increased in all of our segments: Oil Gas & Chemical, Electrical Infrastructure, Industrial, and Storage Solutions increased $68.0 million, $36.1 million, $34.3 million and $15.0 million, respectively. Consolidated gross profit was $94.7 million in fiscal 2013 compared to $79.6 million in the same period a year earlier. Gross margins were 10.6% in fiscal 2013 versus 10.8% in the same period a year earlier. In line with our expectations, selling, general and administrative costs increased by $10.0 million which is primarily related to planned investments in our branding initiative, strategic growth areas and related support functions and increased business volumes.

Income Tax Expense

The effective tax rates were 34.7% and 33.2% for the three months and and fiscal year ended June 30, 2013. The fiscal 2013 tax rate was positively impacted by the effect of retroactive tax legislation passed in the third quarter extending certain tax benefits. The fourth quarter tax rate was positively impacted by a change in the estimated benefit the Company expects to receive from a tax deduction. The Company estimates that its effective tax rate on future earnings will approximate 38%.

Backlog
Backlog at June 30, 2013 totaled $626.7 million, an increase of $129.2 million, or 26.0%, compared to the backlog at June 30, 2012 of $497.5 million and decreased by $17.6 million, or 2.7%, compared to the March 31, 2013 backlog of $644.3 million. Project awards totaled $217.9 million and $1.0 billion in the three months and fiscal year ended June 30, 2013.
Financial Position
At June 30, 2013, the Company’s cash balance was $63.8 million as compared to $39.7 million at June 30, 2012. The cash balance along with availability under the senior credit facility gives the Company liquidity of $175.4 million.
Earnings Guidance
The Company expects that fiscal 2014 revenues will be between $980 million and $1.04 billion and earnings to be between $1.00 and $1.15 per fully diluted share.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Wednesday, September 4, 2013 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues	$235,560	$184,862	$892,574	$739,046
Cost of revenues	208,561	166,206	797,872	659,428
Gross profit	26,999	18,656	94,702	79,618
Selling, general and administrative expenses	15,412	12,246	57,988	47,983
Operating income	11,587	6,410	36,714	31,635
Other income (expense):
Interest expense	(195)	(197)	(800)	(814)
Interest income	7	8	32	26
Other	(123)	73	(30)	(357)
Income before income tax expense	11,276	6,294	35,916	30,490
Provision for federal, state and foreign income taxes	3,909	4,508	11,908	13,302
Net income	$7,367	$1,786	$24,008	$17,188
Basic earnings per common share	$0.28	$0.07	$0.92	$0.66
Diluted earnings per common share	$0.28	$0.07	$0.91	$0.65
Weighted average common shares outstanding:
Basic	26,086	25,738	25,962	25,921
Diluted	26,548	26,122	26,358	26,298

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	June 30, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$63,750	$39,726
Accounts receivable, less allowances (2013 - $795 ; 2012—$1,201)	140,840	108,034
Costs and estimated earnings in excess of billings on uncompleted contracts	73,773	68,562
Inventories	2,988	2,482
Income taxes receivable	3,032	—
Deferred income taxes	5,657	6,024
Other current assets	6,234	5,688
Total current assets	296,274	230,516
Property, plant and equipment at cost:
Land and buildings	29,649	28,846
Construction equipment	69,998	59,176
Transportation equipment	34,366	25,865
Office equipment and software	18,426	16,892
Construction in progress	9,080	2,910
	161,519	133,689
Accumulated depreciation	(90,218)	(78,814)
	71,301	54,875
Goodwill	30,836	28,675
Other intangible assets	7,551	6,504
Other assets	4,016	2,565
Total assets	$409,978	$323,135

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	June 30, 2013	June 30, 2012
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$68,961	$48,931
Billings on uncompleted contracts in excess of costs and estimated earnings	62,848	30,293
Accrued wages and benefits	21,919	15,298
Accrued insurance	7,599	6,912
Income taxes payable	—	1,115
Other accrued expenses	3,039	3,414
Total current liabilities	164,366	105,963
Deferred income taxes	7,450	6,075
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of June 30, 2013 and June 30, 2012	279	279
Additional paid-in capital	118,190	116,693
Retained earnings	141,427	117,419
Accumulated other comprehensive income	227	771
	260,123	235,162
Less treasury stock, at cost— 1,779,593 and 2,141,990 shares as of June 30, 2013 and June 30, 2012	(21,961)	(24,065)
Total stockholders’ equity	238,162	211,097
Total liabilities and stockholders’ equity	$409,978	$323,135

Results of Operations
(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
Three Months Ended June 30, 2013
Gross revenues	$46,102	$66,609	$96,993	$26,472	$236,176
Less: inter-segment revenues	—	87	529	—	616
Consolidated revenues	46,102	66,522	96,464	26,472	235,560
Gross profit	5,425	8,951	10,910	1,713	26,999
Operating income (loss)	2,746	4,428	4,458	(45)	11,587

Three months ended June 30, 2012
Gross revenues	$31,825	$54,713	$96,530	$2,220	$185,288
Less: inter-segment revenues	—	—	426	—	426
Consolidated revenues	31,825	54,713	96,104	2,220	184,862
Gross profit	4,092	5,772	9,316	(524)	18,656
Operating income (loss)	1,850	2,390	2,973	(803)	6,410

Twelve Months Ended June 30, 2013
Gross revenues	$171,204	$273,979	$395,794	$54,321	$895,298
Less: inter-segment revenues	—	131	2,593	—	2,724
Consolidated revenues	171,204	273,848	393,201	54,321	892,574
Gross profit	21,754	32,879	37,455	2,614	94,702
Operating income (loss)	11,185	15,415	11,904	(1,790)	36,714

Twelve Months Ended June 30, 2012
Gross revenues	$135,086	$206,031	$380,488	$19,983	$741,588
Less: inter-segment revenues	—	208	2,334	—	2,542
Consolidated revenues	135,086	205,823	378,154	19,983	739,046
Gross profit	16,676	20,070	42,393	479	79,618
Operating income (loss)	7,609	8,134	17,493	(1,601)	31,635

Backlog
We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended June 30, 2013

The following table provides a summary of changes in our backlog for the three months ended June 30, 2013:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of March 31, 2013	$116,034	$115,691	$324,429	$88,195	$644,349
Net awards	33,588	70,969	91,753	21,638	217,948
Revenue recognized	(46,102)	(66,522)	(96,464)	(26,472)	(235,560)
Backlog as of June 30, 2013	$103,520	$120,138	$319,718	$83,361	$626,737
Twelve Months Ended June 30, 2013

The following table provides a summary of changes in our backlog for the twelve months ended June 30, 2013:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2012	$127,699	$117,862	$236,571	$15,320	$497,452
Net awards	147,025	276,124	476,348	122,362	1,021,859
Revenue recognized	(171,204)	(273,848)	(393,201)	(54,321)	(892,574)
Backlog as of June 30, 2013	$103,520	$120,138	$319,718	$83,361	$626,737